UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2015

ARIAD Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36172	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (617) 494-0400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events.

On January 6, 2015, ARIAD Pharmaceuticals, Inc. (the “Company”) issued a press release announcing that it has concluded consultations with U.S. and European health authorities regarding the design of a randomized, dose-ranging trial to evaluate three starting doses of Iclusig® (ponatinib) in patients with refractory, chronic-phase chronic myeloid leukemia (CP-CML). The trial is expected to inform the optimal use of Iclusig in these patients and will begin by mid-2015.  Approximately 450 patients will be enrolled at clinical sites around the world.

This study will enroll patients with CP-CML who are resistant to at least two approved tyrosine kinase inhibitors. These patients will be randomized equally to receive once-daily administration of 45 mg (cohort A), 30 mg (cohort B) or 15 mg (cohort C) of Iclusig. Patients in cohorts A and B will have their daily dose reduced to 15 mg upon achievement of major cytogenetic response (MCyR). The primary endpoint of the trial is MCyR by 12 months for each cohort. Secondary endpoints include rate of vascular occlusive events in each dose cohort, rates of adverse events and rates of serious adverse events. Other secondary endpoints include cytogenetic, molecular and hematologic response rates, tolerability, duration of response, time to response, disease control rate, progression-free survival and overall survival.

A copy of the press release is being filed herewith as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits

(d)   The following exhibit is filed with this report:

Exhibit Number	Description

99.1	Press Release dated January 6, 2015.

The press release contains hypertext links to information on our websites. The information on our websites is not incorporated by reference into this Current Report on Form 8-K and does not constitute a part of this Form 8-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.

		By:	/s/ Edward M. Fitzgerald
Edward M. Fitzgerald
Executive Vice President, Chief Financial Officer

Date:	January 7, 2015

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